UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2017

TELEFLEX INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-5353	23-1147939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 East Swedesford Road, Suite 400
Wayne, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-225-6800

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 20, 2017 (the “Effective Date”), Teleflex Incorporated (the “Company”) amended and restated its existing credit agreement, dated as of July 16, 2013, by entering into an Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Company Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and PNC Bank, National Association, as co-syndication agents, the guarantors party thereto, the lenders party thereto and each other party thereto. The Company Credit Agreement provides for a five-year revolving credit facility of $1,000,000,000, which is available as of the Effective Date, and a delayed draw term loan facility of $750,000,000, which will be available until May 30, 2017 to finance the acquisition of Vascular Solutions, Inc. (the date of such acquisition, the “Trigger Date”). The obligations under the Company Credit Agreement are guaranteed (subject to certain exceptions and limitations) by substantially all of the material domestic subsidiaries of the Company. As of the Effective Date and prior to the Trigger Date, the obligations under the Company Credit Agreement are secured, subject to certain exceptions and limitations, by a pledge of the equity interests of all material domestic subsidiaries of the Company and each guarantor and 65% of the equity interests of certain material first-tier foreign subsidiaries of the Company and each guarantor. After the Trigger Date, the obligations under the Company Credit Agreement will be secured by a lien on substantially all of the assets owned by the Company and each guarantor. The maturity date of the revolving credit facility under the Company Credit Agreement is January 20, 2022 and the delayed draw term loan facility will mature five years after the Trigger Date.

At the Company’s option, loans under the Company Credit Agreement will bear interest at a rate equal to adjusted LIBOR plus an applicable margin ranging from 1.25% to 2.50% or at an alternate base rate, which is defined as the highest of the administrative agent’s publicly announced prime rate, 0.5% above the federal funds rate and 1% above adjusted LIBOR for a one month interest period on such day, plus an applicable margin ranging from 0.25% to 1.50%, in each case subject to adjustments based on the Company’s total leverage ratio. Overdue loans will bear interest at the rate otherwise applicable to such loans plus 2.00%.

The obligations to extend credit under the Company Credit Agreement are subject to certain conditions, which, in the case of the delayed draw term loan and certain revolving loans to be made on the Trigger Date to finance the acquisition of Vascular Solutions, Inc., are limited to customary “certain funds” conditions.

The Company Credit Agreement contains customary representations and warranties and covenants that, in each case subject to certain exceptions, qualifications and thresholds, (a) place limitations on the Company and its subsidiaries regarding the incurrence of additional indebtedness, additional liens, fundamental changes, dispositions of property, investments and acquisitions, dividends and other restricted payments, transactions with affiliates, restrictive agreements, changes in lines of business and swap agreements, and (b) require the Company and its subsidiaries to comply with sanction laws and other laws and agreements, to deliver financial information and certain other information and give notice of certain events, to maintain their existence and good standing, to pay their other obligations, to permit the administrative agent and the lenders to inspect their books and property, to use the proceeds of the Company Credit Agreement only for certain permitted purposes and to provide collateral in the future. Prior to the Trigger Date, the Company is required to maintain a maximum total leverage ratio of 4.00 to 1.00. After the Trigger Date, the Company will be required to maintain a maximum total leverage ratio of 4.50 to 1.00 and a maximum senior secured leverage ratio of 3.50 to 1.00. The Company is further required to maintain a minimum interest coverage ratio of 3.50 to 1.00.

If an event of default under the Company Credit Agreement occurs and is continuing, the commitments thereunder may be terminated (subject to certain exceptions for the commitments required to consummate the acquisition of Vascular Solutions, Inc.), the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable and the agent may enforce and foreclose on the collateral granted in connection with the Company Credit Agreement.

The description of the Company Credit Agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated January 20, 2017, among Teleflex Incorporated, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., and PNC Bank, National Association, as co-syndication agents, the guarantors party thereto, the lenders party thereto and each other party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEFLEX INCORPORATED

	By:	/s/ Jake Elguicze
	Name:	Jake Elguicze
	Title:	Treasurer and Vice President, Investor Relations

Dated: January 20, 2017